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Exhibit 1

Durban Roodepoort Deep, Limited ARBN 086 277 616 / South African Reg. No. 1895/000926/06

Fifth Supplementary Bidder's Statement

1.    Introduction

  This document is a supplementary bidder's statement under section 643 of the Corporations Act 2001 (Cth). It is the fifth supplementary bidder's statement (Fifth Supplementary Bidder's Statement) issued by Durban Roodepoort Deep, Limited ARBN 086 277 616 / South African Reg. No. 1895/000926/06 (DRD) in relation to its off-market takeover offer (Offer) for all the ordinary shares in Emperor Mines Limited ABN 61 007 508 787 (Emperor). This Fifth Supplementary Bidder's Statement supplements, and should be read together with, DRD's bidder's statement dated 26 March 2004 (Bidder's Statement) and DRD's other supplementary bidder's statements dated 4 May 2004, 19 May 2004, 16 June 2004 and 6 July 2004.

2.    Update on operations

  As reported on Reuters on 20 July 2004, DRD has given a legal notice to labour unions in South Africa that it will have to restructure operations at its Blyvoor mine, and that this is likely to result in job losses. The number of jobs affected has not yet been determined.

  The restructure is required because of the adverse impact which a strong South African rand is having on margins at DRD's South African operations.

3.    Takeover offer not being extended past 30 July 2004

  On 26 July 2004, DRD announced that, subject to any automatic extensions under the Corporations Act, it will not extend its takeover offer for Emperor beyond 30 July 2004. A copy of that announcement is attached as Annexure A.

4.    Other notices

  Unless the context otherwise requires, terms defined in the Bidder's Statement have the same meaning in this Fifth Supplementary Bidder's Statement.

  A copy of this Fifth Supplementary Bidder's Statement has been lodged with ASIC. Neither ASIC nor any of its officers take any responsibility for its contents.

Signed for and on behalf of DRD following a resolution of the directors of DRD

/s/ Anton Lubbe Anton Lubbe, Alternate Director Dated: 27/7/2004

U.S. Disclosures

The DRD shares offered under the takeover referred to in this Fifth Supplementary Bidder's Statement have not been registered under the U.S. Securities Act and may not be offered or sold within the United States or to U.S. persons unless they are registered under the U.S. Securities Act or an exemption from the registration requirements of the U.S. Securities Act is available.

The offer described in DRD's Bidder's Statement dispatched on 13 April 2004 is made for the securities of an Australian company. The offer is subject to disclosure requirements in Australia that are different from those of the United States. Certain financial statements included in the Bidder's Statement have been prepared in accordance with South African, Australian and/or International Accounting Standards that may not be comparable to the financial statements of United States companies. It may be difficult for Emperor's shareholders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since DRD is located in South Africa, and all of its officers and directors are residents of countries other than the United States. Emperor's shareholders may not be able to sue DRD or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel DRD and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that DRD may purchase securities otherwise than under the offer in DRD's Bidder's Statement, such as in the open market or privately negotiated transactions to the extent permitted under Australian law.

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Annexure A—Announcement regarding close of offer

DRD'S OFFER FOR EMPEROR MINES DEFINITELY CLOSING JULY 30.

Johannesburg, South Africa, Monday, 26 July 2004. Durban Roodepoort Deep Limited (JSE:DUR; NASDAQ: DR001; ASX: DRD) DRD has today announced that subject only to any automatic extension required by the Australian Corporations Act, it will not extend its takeover offer for Emperor Mines Limited (Emperor) beyond its closing date of 30 July 2004.

Presently, DRD is entitled to 44.7% of Emperor.

Queries

South Africa
Investor and Media Relations
Ilja Graulich, Durban Roodepoort Deep, Limited
+27 11 381 7826 (office)
+27 83 604 0820 (mobile)

James Duncan, Russell & Associates
+27 11 880 3924 (office)
+27 82 892 8052 (mobile)

Australasia
Investor and Media Relations
Paul Downie, Porter Novelli
+61 893 861 233 (office)
+61 414 947 129 (mobile)

United Kingdom/Europe
Investor and Media Relations
Phil Dexter, St James's Corporate Services
+44 20 7499 3916 (office)
+44 779 863 4398

North America
Investor Relations
Susan Borinelli, Breakstone & Ruth International
+1 646-536-7018 (office)
+1 917-570-8421 (mobile)

Media Relations
Jessica Anderson, Breakstone & Ruth International
+1 646-536-7002 (office)
+1 347-423-5859 (mobile)

U.S. Disclosures

The DRD shares mentioned in this release and offered in the take-over offer have not been registered under the U.S. Securities Act and may not be offered or sold within the United States or to U.S. persons unless they are registered under the U.S. Securities Act or an exemption from the registration requirements of the U.S. Securities Act is available.

The offer described in DRDs Bidders Statement dispatched on 13 April 2004 is made for the securities of an Australian company. The offer is subject to disclosure requirements in Australia that are different from those of the United States. Certain financial statements included in the Bidders Statement have been prepared in accordance with South African, Australian and/or International Accounting Standards that may not be comparable to the financial statements of United States companies. It may be difficult for Emperors shareholders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since DRD is located in South Africa, and all of its officers and directors are residents of countries other than the United States. Emperors shareholders may not be able to sue DRD or its officers or directors in a non- U.S. court for violations of U.S. securities laws. It may be difficult to compel DRD and its affiliates to subject themselves to a U.S. courts judgment. You should be aware that DRD may purchase securities otherwise than under the offer in DRDs Bidders Statement, such as in the open market or privately negotiated transactions to the extent permitted under Australian law.

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Annexure A—Announcement regarding close of offer